EXHIBIT 99.1

Caraco Pharmaceutical - Dan Movens or Jitendra Doshi - P: (313) 871-8400 Marcotte Financial Relations - Mike Marcotte - P: (248) 656-3873

CARACO PHARMACEUTICAL LABORATORIES, LTD.

APPOINTS TWO INDEPENDENT DIRECTORS

         DETROIT, July 21, 2005 — Caraco Pharmaceutical Laboratories Ltd, (AMEX: CPD) appointed Mr. John D. Crissman MD and Mr. Madhava Reddy as independent directors of the Board of Directors of the Company on July 20, 2005, Daniel H. Movens, Chief Executive Officer, announced today.

         Dr. Crissman, 66, recently retired as Dean of Wayne State University’s School of Medicine in Detroit, Michigan. He is currently a tenured professor in the Department of Pathology. Dr. Crissman was Dean from June 1999 to October 2004. During this same period, he also held the positions of President, Academic Health Center Services, and Senior Vice President for Medical Affairs at the Detroit Medical Center. From 1990 through June 1999, Dr. Crissman was the Chair of Pathology of Wayne State University’s School of Medicine and Specialist- in- Chief, Pathology and Laboratory Service, at the Detroit Medical Center. Dr. Crissman received his Bachelors of Science degree from the Massachusetts Institute of Technology in Cambridge Massachusetts and his Doctor of Medicine degree from Western Reserve University, in Cleveland Ohio.

         Mr. Movens said, “Dr. Crissman’s healthcare and administrative background will nicely complement the experience and background of our current Board members and be a valuable asset to our Independent Committee, to which he has been appointed.

         Mr. Madhava Reddy,47, is President and Chief Executive Officer of HTC Global Services, Inc., a private Michigan corporation organized in 1992. HTC Global Services is a global information and technology service and solution provider. The company has recorded significant growth since it was founded by Mr. Reddy. HTC Global Services currently has offices in India, Singapore Australia and Malaysia, and has its corporate offices in Troy, Michigan. Mr. Reddy holds a Master of Science of Professional Accountancy and Bachelor of Business Administration in Information Systems from Walsh College of Business and Accounting in Troy, Michigan. He also holds a B.S. degree from SV University in India. Mr. Reddy, a CPA, is a member of the American Institute of Certified Public Accountants and the Michigan Association of Certified Public Accountants.

         Mr. Movens commented “The entrepreneurial skills, talents and knowledge that have permitted Mr. Reddy to grow his own business based on providing quality services and customer satisfaction will be a great asset to our Board as these same energies and focus are used to benefit Caraco. Mr. Reddy has been appointed to our Audit Committee. As a certified public accountant, Mr. Reddy will bring added value to this committee already comprised of well qualified members.

         Messrs. Crissman and Reddy were added after conducting a lengthy search to replace William C. Brooks, an independent director, who resigned from the Board on April 14, 2005 “We were fortunate to find two candidates who bring tremendous experience and diverse backgrounds to our current Board of Directors and who are committed to be engaged in the process to move our company forward. We are extremely pleased that they have joined our company as Directors. We are confident that they will help guide Caraco to continued growth well into the foreseeable future,” Mr. Movens added.

         Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures and distributes generic and private-label prescription drugs to the nation’s largest wholesalers, distributors, drugstore chains and healthcare systems.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission and include: information is of a preliminary nature and may be subject to adjustment, not obtaining or delays in obtaining FDA approval for new products, governmental restrictions on the sale of certain products, dependence on key personnel, development by competitors of new or superior products or cheaper products or new technology for the production of products, the entry into the market of new competitors, market and customer acceptance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launches, integrity and reliability of the Corporation’s data, lack of success of attaining full compliance with regard to regulatory and cGMP compliance, experiencing difficulty in managing our recent rapid growth and anticipated future growth, dependence on limited customer base, occasional credits to certain customers reflecting price reductions on products previously sold to them and still available as shelf- stock, possibility of an incorrect estimate of charge-backs and the impact of such an incorrect estimate on net sales, gross profit and net income, dependence on few products generating majority of sales, product liability claims for which the Company may be inadequately insured, subjectivity in judgment of management in applying certain significant accounting policies derived based on historical experience, terms of contracts, our observations of trends of industry, information received from our customers and other sources, to estimate revenues, accounts receivable allowances including chargebacks, rebates, income taxes, values of assets and inventories, litigation involving claims of patent infringement, litigation involving claims for royalties relating to a prior contract for one product and other risks identified in this report and identified from time to time in our reports and registration statements filed with the Securities and Exchange Commission. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.